Exhibit 99.2

CHIEF FINANCIAL OFFICER CERTIFICATION PURSUANT TO 18 U.S.C. Section 1350

I, Kenneth J. Mahon, certify that:

1.

I have reviewed this transition report on Form 10-K of Dime Community Bancshares, Inc.;

2.

Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.

Based on my knowledge, the financial statements, and other financial information included in the transition report, fairly present in all material respects, the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this transition report;

Date:

March 28, 2003

/s/  KENNETH J. MAHON

Kenneth J. Mahon

Executive Vice President and Chief Financial Officer